EXHIBIT 99.1

Platform Specialty Products Corporation Announces Amendment to Credit Agreement

MIAMI, Aug. 7, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global specialty chemicals company, announced today that it has entered into an amendment to its credit agreement.

The amendment amends and restates Platform's existing amended and restated credit agreement and generally provides for, among other things, (i) increased flexibility with respect to permitted acquisitions, (ii) the ability to request incremental facilities in currencies other than the U.S. Dollar, and (iii) securing foreign assets in support of potential future term loans.

The amendment also provides for certain prospective amendments to be made to the credit agreement upon the consummation of the proposed Chemtura AgroSolutions ("CAS") acquisition, subject to the satisfaction of certain other conditions. The prospective amendments generally would, among other things, implement (i) new term loans in an aggregate principal amount of up to $130 million through an increase in Platform's existing tranche B term loan facility, (ii) an increase in the size of Platform's U.S. Dollar revolving credit facility by $62.5 million to $87.5 million, (iii) an increase in the size of Platform's existing multicurrency revolving credit facility by $62.5 million to $87.5 million, and (iv) new term loans denominated in Euros in an aggregate amount of up to €205 million. The prospective amendments would also provide flexibility with respect to certain limiting covenants, including by increasing certain U.S. Dollar baskets.

There can be no assurances that the acquisition of CAS will be consummated or that the prospective amendments will become effective either on these terms, or at all. The foregoing summary of the amendments is not intended to be complete and is qualified by the complete text of the amendments, which will be filed with a current report on Form 8-K.

About Platform

Platform is a global producer of high-technology specialty chemicals and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes together encompass the products sold in the electronics, metal and plastic plating, graphic arts, offshore oil production, drilling and agricultural industries. More on Platform is available at www.platformspecialtyproducts.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the expected terms and effectiveness of the prospective amendments to Platform's credit agreement, Platform's ability to consummate the CAS acquisition, and to successfully integrate and obtain the anticipated results and synergies from its consummated and future acquisitions. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, market and other general economic conditions and Platform's perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and are based on management's estimates and assumptions with respect to future events and financial performance. Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including under the heading "Risk Factors" in Platform's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014.

CONTACT: Source/Investor Relations Contact:

         Frank J. Monteiro
         Platform Specialty Products Corporation - CFO
         +1-203-575-5850

         Media Contacts:

         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368